EXHIBIT TO ITEM 77I
Terms of New or Amended Securities

The officers of the Trust are authorized and directed to issue and sell shares of beneficial interest of The 3D Printing ETF to the public. Each share of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of ARK ETF Trust.

A description of the shares of The 3D Printing ETF is incorporated by reference to the 497K as filed with the SEC via
EDGAR on January 27, 2016 (Accession No. 0001144204-16-077142).

The officers of the Trust are authorized and directed to issue and sell shares of beneficial interest of the ARK Israel Innovative Technology ETF to the public. Each share of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of ARK ETF Trust.

A description of the shares of the ARK Israel Innovative
Technology ETF is incorporated by reference to the 497K as filed with the SEC via EDGAR on January 27, 2016 (Accession No.
0001144204-16-077145).